CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-237048 on Form N-1A of our reports dated May 21, 2026, relating to the financial statements and financial highlights of First Sentier Global Listed Infrastructure Fund and First Sentier American Listed Infrastructure Fund, each a series of Datum One Series Trust, appearing in Form N-CSR of Datum One Series Trust for the period ended March 31, 2026, and to the references to us under the headings "Financial Highlights" and “Independent Registered Public Accounting Firm” in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.

/s/DELOITTE & TOUCHE LLP

Chicago, Illinois
July 24, 2026